EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements and amendments and in the related Prospectuses thereto:

Form S-3 No. 333-115288
Form S-8 No. 333-115851
Form S-3 No. 333-113710

of Sun Healthcare Group, Inc. of our reports dated March 2, 2005, with respect to the consolidated financial statements and schedule of Sun Healthcare Group, Inc., Sun Healthcare Group, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sun Healthcare Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Ernst & Young LLP

Dallas, Texas
March 2, 2005